                                                          Rule 424(b)(3)
                                                          File No. 333-38545

Pricing Supplement No. 19                                 Dated: August 26, 1998
(To Prospectus dated October 30, 1997
Prospectus Supplement dated November 17, 1997)



U.S. $2,500,000,000

Heller Financial, Inc.

Medium-Term Notes, Series H

(Registered Notes-Fixed Rate)
Due From Nine Months to Thirty Years From Date of Issue

Principal Amount: $10,000,000            Issue Price: 100%

Original Issue Date: August 31, 1998     Stated Maturity Date: September 2, 2003

Form: [X] Book-Entry  [ ] Certificated

Depositary: Depository Trust Company

Specified Currency: U.S. Dollars
     (If other than U.S. Dollars, see attached)

Option to Receive Payments in Specified Currency: [ ] Yes [ ] No
     (Applicable only if Specified Currency is other than U.S. Dollars)

Authorized Denominations:
     (Applicable only if Specified Currency is other than U.S. Dollars)

Base Rate:   [ ] Commercial Paper Rate [ ] LIBOR [ ] Treasury Rate
             [ ] Federal Funds Rate [ ] Prime Rate [X] Other: Fixed

Interest Reset: N/A

Interest Payment Period: Semi-Annual

Interest Reset Dates: (If other than as specified in the Prospectus Supplement):
N/A

Interest Payment Dates: (If other than as specified in the Prospectus Supplement): The 1st day of September and March beginning
March 1, 1999 up to and including the Stated Maturity Date.

Interest Determination Date(s): N/A

                                                          Rule 424(b)(3)
                                                          File No. 333-38545

Pricing Supplement No: 19                                 Dated: August 26, 1998
(To Prospectus dated October 30, 1997
Prospectus Supplement dated November 17, 1997)

Initial Interest Rate: 6.07%

Day Count Convention: 30/360

Maximum Interest Rate: N/A             Minimum Interest Rate: N/A

Spread (+/-):                          Spread Multiplier: N/A

Optional Redemption: [ ] Yes [X] No
  Initial Redemption Date:
  The Redemption Price shall initially be % of the principal amount of the Note to be redeemed and shall decline at each anniversary of the Initial Redemption Date by % of the principal amount to be redeemed until the Redemption Price is 100% of such principal amount.

Optional Repayment: [ ] Yes [X] No
  Optional Repayment Dates:
  Optional Repayment Prices:

Repayment Provisions:
  (If other than as specified in the Prospectus Supplement)

Discount Note: [ ] Yes [X] No
  Total Amount of OID:
  Yield to Maturity:
  Initial Accrual Period OID:
Calculation Agent: Heller Financial, Inc.
Exchange Rate Agent: N/A
Recognized Foreign Exchange Dealers: N/A
Discount or Commission: .213%

Other Provisions:  a)  AMOUNT ISSUED TO DATE, PRIOR TO PRICING SUPPLEMENT NO. 19
                       UNDER MTN-SERIES H PROGRAM: $1,718,000,000
                   b)  CUSIP #42333HKB7

Agent: ABN AMRO Incorporated
       1325 Avenue of the Americas
       10th Floor
       New York, New York, 10019